Exhibit 10.1

PROPOSAL 5 APPROVAL OF THE ENGILITY HOLDINGS, INC. AMENDED AND RESTATED 2012 CASH INCENTIVE PLAN

Prior to the Spin-Off, on July 6, 2012, our Board adopted the Engility Holdings, Inc. 2012 Cash Incentive Plan (the “Cash Incentive Plan”) and, on July 16, 2012, L-3 Corporation, as our sole stockholder, approved the Cash Incentive Plan. In April 2013, our Board, upon recommendation of the Compensation Committee, authorized and approved an amendment and restatement of the Cash Incentive Plan (the “Amended and Restated Cash Incentive Plan”), which approval is subject to stockholders approving this Proposal 5. By their approval of the Amended and Restated Cash Incentive Plan, we are asking the stockholders to approve the material terms of the performance-based awards to be granted under the Amended and Restated Cash Incentive Plan in order to satisfy the requirements of Section 162(m) of the Code. If the material terms of the performance-based awards under the Amended and Restated Cash Incentive Plan are not approved, then Section 162(m) of the Code provides that we will be unable to obtain tax deductions for certain compensation expenses associated with awards granted to certain of our executive officers and key employees under the Amended and Restated Cash Incentive Plan. While there can be no assurance that we will be able to claim a tax deduction in respect of awards under the Amended and Restated Cash Incentive Plan, the Board believes it is in our best interest to be in a position to do so and therefore, recommends that the stockholders vote to approve the Amended and Restated Cash Incentive Plan. The primary purpose of the amendments to the Cash Incentive Plan is to make the terms of the Cash Incentive Plan consistent with the previously adopted Engility Holdings, Inc. Change in Control Severance Plan and Engility Holdings, Inc. Severance Plan, any employment or similar agreements in effect between the Company and certain participants in the Cash Incentive Plan and any other applicable Company corporate severance policies (collectively, the “Severance Plans”).

DESCRIPTION OF AMENDED AND RESTATED CASH INCENTIVE PLAN

The following is a description of the purpose and the material provisions of the Amended and Restated Cash Incentive Plan. The following description of the Amended and Restated Cash Incentive Plan is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Cash Incentive Plan, which is attached as Appendix A to this proxy statement.

PURPOSE

The purpose of the Amended and Restated Cash Incentive Plan is to enable the Company and its subsidiaries to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

ADMINISTRATION

The Amended and Restated Cash Incentive Plan will be administered and interpreted by the Compensation Committee or such other committee of our Board to which it has delegated such responsibility. For purposes of this “Description of Amended and Restated Cash Incentive Plan” only, references to the “Compensation Committee” shall also include any other committee of our Board to which it has delegated such responsibility, if applicable.

ELIGIBILITY; AWARDS

Awards may be granted to our officers and key employees in the sole discretion of the Compensation Committee. The Amended and Restated Cash Incentive Plan provides for the payment of cash-based incentive awards. For performance-based incentive awards intended to comply with the performance-based compensation exemption under Section 162(m) of the Code, by no later than the end of the first quarter of a given performance period (or the 90th day of the performance period, if sooner), the Compensation Committee will establish incentive awards for each individual participant in the Amended and Restated Cash Incentive Plan. However, the Compensation Committee may, in its sole discretion, grant such awards, if any, to such participants as the Compensation Committee may choose, in respect of any given performance period, that are not intended to comply with the performance-based exemption under Section 162(m) of the Code. No participant may receive incentive compensation under the Amended and Restated Cash Incentive Plan, with respect to any fiscal year, in excess of $6,000,000 (with proportionate adjustments for performance periods that are shorter or longer than one year).

PERFORMANCE GOALS

The Compensation Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a shorter or longer period, as determined by the Compensation Committee. In the case of incentive awards intended to comply with the performance-based exemption under Section 162(m) of the Code, no later than the last day of the first quarter of a given performance period begins (or the 90th day of the performance period, if sooner), the Compensation Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive incentive compensation for such performance period, and (2) the incentive award opportunity for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Compensation Committee: (i) consolidated income before or after taxes, including income before interest, taxes, depreciation and amortization; (ii) EBT, EBIT or EBITDA; (iii) operating income or operating margin; (iv) net income; (v) net income or earnings per share; (vi) book value per share; (vii) return on equity; (viii) expense management (including, without limitation, total general and administrative expense percentages); (ix) return on investment or on invested capital; (x) improvements in capital structure; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenue or sales (including, without limitation, net loans charged off, average finance receivables, and DSO); (xvi) costs (including, without limitation, total general and administrative expense percentage); (xvii) cash flow or net funds provided; (xviii) working capital; (xix) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA), (xx) orders and (xxi) total stockholder return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, may be applied on an absolute basis and/or be relative to one or more of our peer group companies or indices, or any combination thereof, and may be determined in accordance with GAAP or a non-GAAP or adjusted GAAP basis, all as the Compensation Committee will determine in its sole discretion. The performance measures and objectives established by the Compensation Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends, the Compensation Committee will (A) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) the actual amount of incentive compensation to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Compensation Committee may deem appropriate and (B) cause such incentive compensation to be paid to such participant. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Amended and Restated Cash Incentive Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s incentive compensation opportunity. In addition, to the extent the Compensation Committee determines that all or a portion of an award is not intended to comply with the performance-based exemption under Section 162(m) of the Code, the Compensation Committee may award a participant more than the maximum amount authorized as that participant’s incentive compensation opportunity.

To the extent permitted under Section 162(m) of the Code, if a participant is hired or rehired by us (or any of our subsidiaries) after the beginning of a performance period (or such corresponding period if the performance period is not a fiscal year) for which incentive compensation is payable, such participant may, if determined by the Compensation Committee, receive incentive compensation equal to the amount otherwise payable to such participant based upon our actual performance for the applicable performance period prorated for the days of employment during such period or such other amount as the Compensation Committee may deem appropriate.

FORFEITURE AND CLAWBACK

The Compensation Committee may, in its sole discretion, specify that the participant’s rights, payments, and benefits with respect to any incentive compensation will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause, termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud or misconduct.

CHANGE IN CONTROL

Unless otherwise specified by any applicable Severance Plans (in which case, there shall be no duplication of benefits) or by the Compensation Committee at the time when performance objectives are established with respect to a performance period, in the event of a change in control prior to the last day of any performance period, each participant eligible to receive incentive compensation thereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives (or, if otherwise determined in the sole discretion of the Compensation Committee as constituted immediately prior to the change in control, an amount of incentive compensation based upon such higher level of Company performance actually achieved when considered in light of the reduced performance period), prorated to reflect the portion of the performance period elapsed through the change in control date.

TERMINATION OF EMPLOYMENT

Unless otherwise specified by any applicable Severance Plans (in which case, there will be no duplication of benefits) or by the Compensation Committee at the time when performance objectives are established with respect to a performance period, if prior to the last day of any performance period for which a participant is eligible to receive incentive compensation, the participant’s employment is terminated due to death, disability, retirement at least one year after the commencement of the performance period, or due to an involuntary termination without cause, then the participant will receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such participant based upon actual Company performance for the applicable performance period, prorated to reflect the portion of the performance period elapsed through the termination date. In the case of any other termination of employment by a participant prior to the last day of a performance period, the participant shall not be entitled to payment of incentive compensation for such performance period (unless otherwise specified in any applicable Company policy or Severance Plans or determined by the Compensation Committee in a manner consistent with Section 162(m) of the Code).

PAYMENT OF AWARDS

Payment of any incentive compensation amount is made to participants as soon as is practicable after the Compensation Committee certifies that one or more of the applicable performance objectives has been attained or after the Compensation Committee determines the amount of such incentive compensation. All payments thus made will be in accordance with or exempt from the requirements of Section 409A of the Code. All incentive compensation payable under the Amended and Restated Cash Incentive Plan will be payable in cash, equity or equity-based securities. Any equity or equity-based securities would be issued pursuant to a stockholder approved equity incentive plan.

AMENDMENT AND TERMINATION OF PLAN

Our Board or the Compensation Committee may at any time amend, suspend, discontinue or terminate the Amended and Restated Cash Incentive Plan, subject to stockholder approval if such approval is necessary to continue to qualify the amounts payable under the Amended and Restated Cash Incentive Plan under Section 162(m) of the Code if such amounts are intended to be so qualified; provided, that no such amendment, suspension, discontinuance or termination will adversely affect the rights of any participant in respect of any performance period that has already begun.

GOVERNING LAW

The Amended and Restated Cash Incentive Plan will be governed by Delaware law.

PLAN BENEFITS

For a discussion of plan benefits, see “New Plan Benefits” below.

The amount of each participant’s future awards under the Amended and Restated Cash Incentive Plan will be determined based on the discretion of the Compensation Committee and therefore is not determinable at this time.